Exhibit 99.1

Contacts:

For Investors:

Power-One, Inc.

Kevin Trosian

Vice President, Finance and Investor Relations

Main: 805-987-8741

For Press:

Edelman for Power-One

Jon Murchison

Jon.Murchinson@edelman.com

Phone: 415-486-3274

FOR IMMEDIATE RELEASE

Power-One Announces SynQor Verdict

Camarillo, CA — December 22, 2010 — Power-One Inc (NASDAQ:PWER), a leading provider of renewable energy and energy-efficient power conversion and power management solutions, announced that the jury has reached its verdict in SynQor v. Artesyn Technologies, Inc., et al. In 2007, SynQor filed a lawsuit in the United States District Court for the Eastern District of Texas, alleging that eleven defendants, including Power-One, infringed upon certain SynQor patents related to unregulated and semi-regulated bus converters and/or point of load (POL) converters used in intermediate bus architecture power supply systems.  SynQor asserted 10 claims in 5 patents at trial, but withdrew its willfulness claims and its request for treble damages prior to trial.

The jury found that certain products of the defendants directly and/or indirectly infringe the SynQor patents. The Power-One products accused of infringing the SynQor patents involve only two product families with total annual worldwide revenue of approximately $7 million, and primarily impact only one customer.  The jury awarded damages of approximately $25.6 million against Power-One.

The patents were issued in the United States in 2006 and only cover infringing sales in the United States. While the verdict solely affects Power-One’s Power Solutions business, it is not expected to materially impact this business line.  Power-One’s Renewable Energy Solutions business is not affected by this verdict.

Power-One and other defendants believe that they have strong grounds for appeal.

For more information on the legal proceedings, please see Power-One’s SEC filings at: http://investor.power-one.com/

About Power-One

Power-One designs and manufactures energy-efficient power conversion and power management solutions, including inverters for alternative/renewable energy (solar and wind) and products for routers, data storage and servers, wireless communications, optical networking, semiconductor test equipment, industrial markets and custom applications. Power-One, with headquarters in Camarillo, California, has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas. Power-One is a public company listed on NASDAQ under the ticker symbol PWER.  For more information about the Company, please visit www.Power-One.com.